                                                               EXHIBIT 11(a)(18)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
 TO SELL SHARES. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE DATED APRIL 21, 1997, THE SUPPLEMENT THERETO DATED MAY 14, 1997 AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE
 OR JUDICIAL ACTION PURSUANT TO A STATE STATUTE. IF THE PURCHASER BECOMES AWARE
  OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED, THE PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH STATUTE OR SEEK TO HAVE SUCH STATUTE DECLARED INAPPLICABLE TO THE OFFER. IF, AFTER SUCH GOOD FAITH EFFORT, THE PURCHASER CANNOT COMPLY WITH ANY APPLICABLE STATUTE, THE OFFER WILL NOT BE
   MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN THOSE JURISDICTIONS WHOSE SECURITIES, BLUE SKY OR OTHER
  LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY GOLDMAN SACHS & CO. OR
   ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH
                                 JURISDICTIONS.

                             HARCOURT GENERAL, INC.

                      THROUGH ITS WHOLLY-OWNED SUBSIDIARY

                          NICK ACQUISITION CORPORATION

                    HAS AMENDED ITS TENDER OFFER TO INCREASE
                          THE CASH PURCHASE PRICE FOR
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         NATIONAL EDUCATION CORPORATION

                                       TO

                               $21 NET PER SHARE

    Nick Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Harcourt General, Inc., a Delaware corporation (the "Parent"), is now offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of National Education Corporation, a Delaware corporation (the "Company"), at a purchase price of $21.00 per Share net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 21, 1997 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated May 14, 1997 (the "Supplement"), and in the related Letter of Transmittal (which together constitute the "Offer"). Shares previously tendered and not properly withdrawn constitute valid tenders for purposes of the Offer.

  THE OFFER HAS BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 27, 1997, UNLESS FURTHER
                                   EXTENDED.

    The Board of Directors of the Company has determined that the Offer and the Merger (as defined below) are fair to, and in the best interests of, the stockholders of the Company, has approved the Offer and the Merger and recommends that stockholders accept the Offer and tender their Shares.

    The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares representing a majority of the total number of outstanding Shares on a fully diluted basis. The Offer is also subject to other terms and conditions. See the Introduction and Section 6 of the Supplement.

    The Offer is being amended and supplemented pursuant to an Agreement and Plan of Merger dated as of May 12, 1997 (the "Merger Agreement") among the Parent, the Purchaser and the Company which provides for, among other things,
(i) an increase in the purchase price per Share to be paid pursuant to the Offer from $19.50 per Share to $21.00 per Share, (ii) the amendment and restatement of certain conditions to the Offer as set forth in their entirety in Section 6 of the Supplement, (iii) the extension of the Offer to Tuesday, May 27, 1997 and
(iv) the merger of the Purchaser with the Company (the "Merger") following the consummation of the Offer. In the Merger, each Share (other than Shares held in the treasury of the Company, Shares owned by the Parent, the Purchaser or any other direct or indirect wholly-owned subsidiary of the Parent or of the Company and Dissenting Shares (as such term is defined in the Merger Agreement)) shall be canceled, extinguished and converted into the right to receive $21.00 per Share in cash without interest thereon, less any applicable withholding taxes.

    For purposes of the Offer the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Supplement) of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstance will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares ("Share Certificates"), or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal delivered with the Offer to Purchase or the revised Letter of Transmittal delivered with the Supplement (or a facsimile of either) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by such Letter of Transmittal.

    The Purchaser expressly reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, at any time and from time to time, to extend further the period during which the Offer is open for any reason, including the occurrence of any of the events specified in Section 6 of the Supplement, by giving written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

    The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, May 27, 1997, unless and until the Purchaser shall have further extended, subject to the terms of the Merger Agreement, the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so further extended by the Purchaser, shall expire.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 20, 1997. For a withdrawal to be effective, a written telegraphic, telex or facsimile transmission of notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Supplement. Any such notice of withdrawal must specify the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the term and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, as amended and supplemented by the Supplement, and is incorporated herein by reference.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Supplement, the revised Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    The Offer to Purchase, the Supplement and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

    Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the Supplement, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                [mackenzie logo]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                           (800) 323-5678 (toll free)

May 14, 1997